September 16, 2013

Dear shareholders:

We apologize for the numerous attempts to contact you but your attention to this matter is requested. We are pleased to inform you that nearly all proposals were approved by shareholders. One proposal remains for consideration: Proposal 2R seeks to convert the Fund’s investment objective from fundamental to non-fundamental. The Investment Company Act does not require that a fund’s investment objective be fundamental, and, in fact, there are many funds that have non-fundamental investment objectives.

This proposal seeks to allow the Fund’s Portfolio Manager and Board the flexibility to change the Fund’s Investment Objective without the need for a lengthy and costly proxy. A Fund seeking ‘Capital Appreciation’ may be disadvantaged at some point if long-term changes in the market are such that the Fund would be overly constrained by its objective, whereas an objective seeking ‘Total Return’ would enable management to broaden the Fund’s investments. Your Fund’s Portfolio Manager and Board are best positioned to evaluate and recommend any such change. Each Fund’s objective has been recently modernized, and as such we do not currently expect additional changes, but we recognize the need to make such a change can emerge as our environment and market evolve over time. Any change to the objective would be communicated in advance to shareholders. Please carefully consider the importance of this proposal.

The Board of Trustees/Directors of your Oppenheimer Fund(s) is requesting that shareholders vote in favor of this proposal at the next Special Meeting of Shareholders scheduled for September 27, 2013.

please take a moment now to cast your vote

Information regarding the Special Meeting and this proposal can be found in the proxy statement. To view the proxy material electronically please log on to www.proxyonline.com by using your control number found on the enclosed proxy card. For assistance in voting your shares please call (800) 331-5963.

PROXY VOTING OPTIONS
1.	MAIL your signed and voted proxy back in the postage paid envelope provided
2.	ONLINE at proxyonline.com using your proxy voting number found on the enclosed proxy card
3.	By PHONE when you dial toll-free 1-888-227-9349 to reach an automated touchtone voting line
4.	By PHONE with a live operator when you call toll-free 1-800-331-5963 Monday through Friday 9 a.m. to 10 p.m. Eastern Time